UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report: October 30, 2012

(Date of earliest event reported)

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SPINDLETOP OIL & GAS CO.

(Exact name of registrant as specified in its charter)

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Texas (State or other jurisdiction of incorporation or organization)	000-18774 (Commission File Number)	75-2063001 (I.R.S. Employer Identification No.)

12850 Spurling Rd., Suite 200

Dallas, Texas 75230

(Address of principal executive offices)(Zip Code)

(972) 644-2581

(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1.01. – Entry into a Material Definitive Agreement

On October 30, 2012, Spindletop Oil & Gas Co. (the “Company” or “Spindletop”) entered into a Stock Purchase Agreement with Nadel & Gussman Energy, LLC, an Oklahoma limited liability company (“NGE”) pursuant to which the Company purchased from NGE 700,000 shares of Common Stock, par value $0.01 per share from NGE at a price of $2.13 per share in cash (a total of $1,491,000). The Company’s acquisition of such shares and payment was completed on the next day, October 31, 2012, upon the delivery by NGE of certificates representing such 700,000 shares of Common Stock. The shares purchased as Treasury Stock constituted approximately 9.137% of the 7,660,803 shares of the Common Stock of the Company outstanding at August 14, 2012. As part of the consideration for the purchase, NGE on its own behalf and on behalf of any “affiliate” (as defined) agreed to a “standstill” arrangement for a period of two calendar years following the date of closing of the transaction which includes that NGE and its affiliates will not acquire any other shares of Common Stock of the Company or participate with others in the purchase of any Common Stock of the Company. It is believed by the Company that NGE acquired the stock position from another entity on or about January 19, 2011. Except for the previous ownership of such 700,000 shares of Common Stock of the Company by NGE, the Company is not otherwise involved in any material relationship with NGE. The Company currently intends to hold the 700,000 shares of Common Stock as Treasury Stock and has no immediate intent to either redistribute such shares or retire such shares.

The Company’s acquisition of the 700,000 shares of Treasury Stock was a “block” purchase and no commissions or finder’s fees or similar fees were paid by the Company in connection with such acquisition.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

SPINDLETOP OIL & GAS CO.
(Registrant)

Date: October 30, 2012	By:/s/ Chris G. Mazzini
Chris G. Mazzini
President and Principal Executive Officer